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Exhibit 10.17

Xilinx, Inc., Executive Compensation under "Pay for Xilinx Performance" Incentive Program

 In addition to base salary, Xilinx senior management, including its executive officers, participate in the Pay for Xilinx Performance (PXP) incentive program. PXP was approved by the Compensation Committee of the Board of Directors in October 2002 and was most recently revised in April 2004. The purpose of PXP is to encourage its participants to contribute to the achievement of the Company's business objectives and to provide incentives by sharing Xilinx's financial success.

 Xilinx compensation is based on a "pay as you go" philosophy. Quarterly incentive payments increase under PXP if Xilinx beats its financial targets. Less is paid if the Company falls short of its targets. If the Company does not achieve a minimum profit margin target, nothing is paid under PXP, even if the Company may have met or exceeded its revenue targets.

 The PXP pay targets for executive officers range from 50% to 70% of their individual base pay. The Chief Executive Officer's target is 70%. PXP compensation is based upon three components which are weighted as follows: operating profit margin (40%), actual revenue versus goal set at the beginning of the quarter (40%), and a strategic objective (20%). Operating profit and revenue performance are determined after each quarter's earnings release to the public. The operating profit and revenue components are subject to a multiplier that reduces or increases that component of PXP, depending upon performance results, and may result in participants receiving less than or more than their target percentages. The operating profit multiplier increases no more than 0.2 for each percentage point above target. The revenue multiplier increases no more than 0.15 for each 5 percentage points of revenue performance above Xilinx's goal set at the beginning of the quarter.

 The strategic objective component (20% of executive PXP target) is an annual goal tied to key corporate initiatives such as quality, customer satisfaction and market segment share. Individual performance is not considered. This annual objective is proposed by the Chief Executive Officer and approved by the Compensation Committee. It is evaluated at the end of our fiscal year. If the strategic objective is not achieved, nothing is paid for this part of PXP. If the objective is achieved, the operating profit multiplier applicable to the fiscal year's profitability is applied to this component of PXP.

 The maximum payout under PXP and Xilinx's Profit Sharing Plan (in which officers do not participate) is limited to 10% of Xilinx's operating profit in any given quarter.

 Amounts payable under PXP are intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code.

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  Exhibit 10.17
Xilinx, Inc., Executive Compensation under "Pay for Xilinx Performance" Incentive Program